As filed with the Securities and Exchange Commission on November 6, 2015

Registration No. 333-139215
Registration No. 333- 104395
Registration No. 333-75198
Registration No. 333-94353

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-4 Registration Statement No. 333-139215
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-104395
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-75198
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-94353
UNDER
THE SECURITIES ACT OF 1933

CITY NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6021	95-2568550
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

c/o RBC USA Holdco Corporation
30 Hudson Street
Jersey City, New Jersey, USA 07302-4600
Tel: 212-437-9264
 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Daniel L. Torbenson
Royal Bank of Canada
30 Hudson Street
Jersey City, New Jersey, USA 07302-4600
Tel: 212-437-9264
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

 If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed by City National Corporation, a Delaware corporation (“City National”), on Form S-4 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-94353, originally filed with the Securities and Exchange Commission (the “SEC”) on January 10, 2010;

•	Registration Statement No. 333-139215, originally filed with the SEC on December 8, 2006;

•	Registration Statement No. 333-104395, originally filed with the SEC on April 9, 2003; and

•	Registration Statement No. 333-75198, originally filed with the SEC on December 14, 2001.

City National is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by City National pursuant to the above referenced Registration Statements.

On November 2, 2015, pursuant to the Agreement and Plan of Merger, dated as of January 22, 2015 (the “Agreement”), by and among Royal Bank of Canada, a Canadian chartered bank, City National and RBC USA Holdco Corporation, a Delaware corporation (“Holdco”), City National merged with and into Holdco, with Holdco continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, City National has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by City National in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, City National hereby removes and withdraws from registration all securities of City National registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this November 6, 2015. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

RBC USA HOLDCO CORPORATION
as successor by merger to City National Corporation

By:	/s/ Steven J. Decicco _
	Name:	Steven J. Decicco
	Title:	Chief Financial Officer